Exhibit 11

February 6, 2004

Mr. Peter S. Rummell

Chairman and CEO

The St. Joe Company

245 Riverside Avenue

Suite 500

Jacksonville, FL 32202

Dear Peter:

The Alfred I. duPont Testamentary Trust and The Nemours Foundation hereby renew the Agreement, originally dated November 6, 2003, relating to the repurchase by The St. Joe Company of shares of its common stock (the “Agreement”), on the terms described herein. The terms of the Agreement shall remain in full force and effect, with the following modifications:

•	The term “Share Multiplier” shall mean 0.46.

•	The term “Floor Price” shall mean $37.00.

•	The term of this renewal shall be from February 7, 2004 through May 7, 2004; provided that May 13, 2004 shall be a Closing Date for a Sale based on the Prior Week’s Purchased Shares, if any.

Capitalized terms used and not otherwise defined herein have the meaning assigned thereto in the Agreement.

If this is agreeable to St. Joe, please acknowledge on the counterpart copy and return it to me for our records.

Sincerely,

/s/ W. L. Thornton
W. L. Thornton, Chairman,
on behalf of The Alfred I. duPont
Testamentary Trust and The Nemours
Foundation

Accepted on behalf of The St. Joe Company

/s/ Peter S. Rummell
Peter S. Rummell
Chairman and CEO